Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES March 18, 2013 Ref: 07 -2013

Rare Element Reports December 31, 2012 Financial Results,

Substantial Increase in Rare Earth Resources and Strong Cash Balance

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Cash and short-term investment balance was $40.1 million at December 31, 2012, sufficient to complete the Feasibility Study (FS)

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Measured and Indicated (M&I) Resources increased by 65% to 944 million pounds of contained rare earth oxide (REO)

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Includes first indicated resource at the heavy rare earth (HREE) enriched Whitetail Ridge deposit

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Proprietary oxalate purification process produces a 90+ % bulk REO concentrate

Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) (the “Company”) reports that it has filed its transitional report and audited consolidated financial statements on Form 10-K for the six months ended December 31, 2012 on www.sec.gov and www.sedar.com.  The transitional report is filed following the Company’s change in fiscal year-end from June 30 to December 31 and reports the six month period ending December 31, 2012.

As to the financial report filing, Randall J. Scott, President and Chief Executive Officer stated, “We are pleased at the overall position of the Company at the end of 2012 and into 2013. The recently announced a 65% increase in our Measured and Indicated resource at Bear Lodge with it’s strong Critical Rare Earth’s content, the progress on the proprietary oxalate process, and a healthy cash balance provides an excellent basis for continued progress towards the Bear Lodge REE project Feasibility Study.”

Update on the Bear Lodge REE Project:

Resource Estimate Update

The Company’s Form 10-K and recent press release regarding updated resource estimates announced 14.7 million tons grading 3.22% REO at 1.5% cutoff grade. The Company is preparing an updated National Instrument 43-101 (“NI 43-101”) report, which will be filed and available under the Company’s SEDAR profile at www.sedar.com within the timeline required by NI 43-101.

Dr. James Clark, Vice President of Exploration for the Company, states "We are extremely pleased with the substantial increase in our estimated M&I Resource at Bear Lodge, as well as the further confirmation of the continuity of the Bull Hill REE deposit and the Whitetail Ridge resource area.  The increased M&I resources in those deposits will be incorporated into the upcoming Feasibility Study.  Further, the results we have reported confirm the zones of HREE-enrichment (Eu, Tb, Dy, and Y) at Whitetail Ridge and Carbon and illustrate the growing significance of this world-class source of CREOs.”

Metallurgy and Project Development

Earlier this year, a coordinated effort of the Company’s geologists and metallurgists provided a selection of eleven sample sites  that exhibit variable mineralogy and are spatially representative of the expanded mine  footprint. SGS Lakefield completed confirmatory metallurgical testwork and provided additional design data.

Mountain States Research and Development (MSRDI), under the direction of Dr. Roshan Bhappu, has conducted HREE testwork on sample material from the Whitetail Ridge, Carbon and East Taylor areas. Physical upgrading methods as well as hydrometallurgical processing have been applied in the   testwork. Based on these results, results from exploration drilling at Whitetail Ridge, and preliminary drilling at Carbon and East Taylor, we have determined to integrate the development of the Whitetail Ridge HREE-enriched area into the FS and permitting timeline for the Bear Lodge REE Project. Inclusion of the Whitetail Ridge zone in the FS may provide enhanced project economics.

Bulk sampling of oxide mineralization from large diameter drill core and from surface trenches took place in during the 2010, 2011 and 2012 exploration drilling programs on the Bear Lodge property.

Oxalate purification process

The Company is further progressing the lab scale testwork on our proprietary process technology that is designed to enhance the efficiency of rare earth recovery in concentrates.  As previously announced, the new metallurgical process produces a high purity REO concentrate and is designed to increase recoveries, reduce raw material requirements, and enhance the Company’s ability to upgrade final rare earth products. Following the completion of the testwork, the proprietary process technology will be in incorporated into our planned pilot plant testwork, leading to the formal start of our FS.

Tests on the high-grade oxide mineralization indicate a total recovery of 81% of REO is expected using a two-stage process. The first stage is mineral concentration, also known as physical upgrading (“PUG”). The rare earth ore from the Bull Hill mine will be upgraded physically on site to produce the REE-rich pre-concentrate solids for treatment at the hydrometallurgical facility in Upton, Wyoming.  The hydrometallurgical process will employ a hot chloride solution to extract over 90% of the REEs into a pregnant leach solution (PLS). Using closed reactor vessels, the PLS will react with oxalic acid powder under optimized conditions to facilitate selective precipitation of REEs.

The REE-rich oxalate precipitates are converted to their oxide form in a calcination process. The mass of REE-oxalates is reduced by as much as 50% and the calcine powder contains 90+% pure mixed REO. This is a significant improvement from the 45% concentrate which was used as the basis for the economic calculation in the Pre-Feasibility Study (PFS) completed in 2012. The REO powder can be re-dissolved selectively in an appropriate acid to isolate traces of residual impurities.

Project Schedule

With the updated resources announcement, continued drilling program, advanced metallurgical testwork, ongoing strategic partner and off-take discussions, environmental and social impact studies well underway, we are poised to further advance the project in 2013 as planned, including the commencement of the FS in mid-2013.

Quarter Ended December 31, 2012 Financial Highlights:

Please note that financial results published by the Company are all stated in U.S. Dollars.

As an exploration company, we do not have revenues at this time. The net loss for the quarter ended December 31, 2012 totaled $9.6 million or $0.21 per share as compared to a net loss of $10.1 million or $0.23 per share for the same period in 2011. The $0.5 million positive variance in net loss between the periods was due to the following:

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Increased exploration spending of $1.0 million at the Bear Lodge property;

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Positive variance in stock-based compensation of $2.1 million due primarily to a lower share price and smaller number of options granted;

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Positive variance of $0.9 million in write-downs of exploration properties;

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Negative variance of $1.2 million in foreign exchange due to the impacts on the Company’s Canadian dollar cash balances related to exchange rate fluctuations in the US dollar on the balance sheet date; and

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Negative variances of $0.2 million in other non-operating income and expenses.

Cash and cash equivalents, and short-term investments at December 31, 2012 were $40.1 million. The decrease in cash and investments in the quarter ended December 31, 2012 was $7.2 million and was primarily due to exploration, corporate administrative costs, and foreign exchange losses on our Canadian cash balances.

Six Months Ended December 31, 2012 Financial Highlights:

The net loss for the six months ended December 31, 2012 totaled $15.4 million or $0.35 per share as compared to a net loss of $21.1 million or $0.48 per share for the same period in 2011. The $5.6 million positive variance in net loss between the periods was due to the following:

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Increased exploration spending of $2.6 million at the Bear Lodge property;

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Increased corporate administration spending of $0.8 million due primarily to an increase in the number of employees;

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Positive variance in stock-based compensation of $4.4 million due primarily to a lower share price and smaller number of options granted;

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Positive variance of $0.9 million due to prior period write-downs of exploration properties;

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Positive variance of $4.1 million in foreign exchange due to the impacts on the Company’s Canadian dollar cash balances related to exchange rate fluctuations in the US dollar on the balance sheet date; and

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Negative variances of $0.4 million in other non-operating income and expenses.

Cash and cash equivalents, and short-term investments decreased $11.6 million for the six months ended December 31, 2012. The decrease in cash and investments was primarily due to spending for exploration, corporate administrative and Bear Lodge development related costs, offset by positive impacts from foreign exchange changes on translating our Canadian cash balances to U. S. dollars, working capital changes, interest income, proceeds from option exercises and releases of restricted cash.

The audited financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth elements (REEs), with a significant distribution of critical rare earths (CREEs). In addition to the REE exploration and evaluation efforts, the Company controls the Sundance gold project, which is located on the same property in Wyoming.

For information please refer to the Company’s website at www.rareelementresources.com or contact David Suleski, 720-278-2468.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends' or by discussions of strategy or intentions. Forward-looking statements are statements that are not historical facts, and include but are not limited to, mineral resource estimates and their underlying assumptions; the effect of Whitetail Ridge HREE on project economics; anticipated recovery rates to be obtained with new process technology; advancement of the project in 2013; and possible timing of the Feasibility Study. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, our estimates of mineral resources; capital costs estimates; plans for pilot scale metallurgical testing; processing technology effectiveness; fluctuations in demand for, and price of, rare earth products; timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; timing and availability of external financing on acceptable terms; the timing of a Feasibility Study and matters that will be discussed therein;; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in input costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for the six months ended December 31, 2012. We expect that the above estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release.

Cautionary Statement

The mineral resource estimate referred to in this release was completed by Mr. Alan C. Noble, P.E., principal engineer of Ore Reserves Engineering (ORE), and is based on geological interpretations supplied by the Company to ORE and subsequently modified by ORE. Mr. Noble is an independent Qualified Person under NI 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") of the Canadian Securities Administrators, and Mr. Noble has verified the data disclosed in this release.

Jaye T. Pickarts, P.E., serves as the Chief Operating Officer of the Company and as an internal, Qualified Person. Technical information in this news release has been reviewed by Mr. Pickarts, and has been prepared in accordance with Canadian regulatory requirements that are set out in NI 43-101. For a description of the key assumptions, parameters and methods used by the Company to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for our project as filed on SEDAR at www.sedar.com.

Additional information regarding the Company’s mineral resources estimate is contained in the Company’s 18 March 2013 press release titled “Rare Element Reports 65 Percent Increase of Total M&I Rare-Earth Mineral Resources at Bear Lodge”.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.